                                                                  EXHIBIT 23.7


                            [EQUIFAX LETTERHEAD]


April 21, 1997



Randy Smith
Westfield Corporation, Inc.
11601 Wilshire Blvd, 12th Floor
Los Angeles, CA  90025-1748

Dear Mr. Smith:

Pursuant to SEC Rule 436 of Regulation S-K, this letter serves as authorization to Westfield Corporation to utilize data provided by Equifax National Decision Systems in your prospectus.

Data provided to your firm includes custom mapping and custom data on population and average household income.

Sincerely,


/s/ Thomas Freeman
Thomas Freeman
Director of Contract Relations